                                         Exhibit 99-1

FOR IMMEDIATE RELEASE           Contact: David E. Bosher
                                         Senior Vice President and CFO
                                         (804) 287-5685


              CADMUS COMMUNICATIONS REPORTS SECOND QUARTER RESULTS
                             ----------------------
        REPORTS EARNINGS OF $0.30 PER SHARE BEFORE RESTRUCTURING CHARGES

RICHMOND, VA (February 2, 2000) - Cadmus Communications Corporation (Nasdaq/NM:
CDMS) today announced earnings for its fiscal second quarter of $2.7 million, or $0.30 per share, before restructuring charges. Financial highlights for the three months ended December 31, 1999, included the following:

  o Net sales increased 21% to $131.4 million compared with $108.8 million last year;
  o Income, before restructuring charges, totaled $2.7 million, or $0.30 per share;
  o Operating income before restructuring charges increased 58% to $11.0 million from $7.0 million last year;
  o EBITDA, adjusted for the restructuring charges, rose 43% to $17.1 million in the second quarter compared with $12.0 million last year, and
  o After-tax charges of $10.0 million, or $1.11 per share, were recorded for the quarter as part of the restructuring plan announced earlier in the fiscal year.

"Excluding restructuring charges, earnings for our second fiscal quarter were up 77% from earnings of $0.17 per share in the first fiscal quarter," remarked C. Stephenson Gillispie, Jr., Cadmus' chairman, president, and chief executive officer. "This positive comparison reinforces the viability of our plan to focus the Company's resources on the professional communications and specialty packaging markets."

Gillispie continued, "We especially are encouraged by the improvement in our ongoing operating results. In our professional communications business, we continued to gain momentum in our new business development activities. In addition, we again enjoyed strong revenue growth in our other businesses, particularly our specialty packaging businesses. At the same time, our focus on cash flow continues to produce solid results. During the first half, our strong cash flows from operations have allowed us to reduce debt by more than $16 million. For the balance of the year, our focus will remain the same -- increased revenue growth, continued strong cash flow, and effective execution of our restructuring-related actions."

Commenting on the status of the Company's restructuring, Bruce V. Thomas, executive vice president and chief operating officer, added, "Much of our managerial focus over the last quarter has been on moving the restructuring actions along expeditiously and efficiently. We are nearing the end of that process, and believe that these initiatives set the foundation for sustained
progress during the second half of this year and for fiscal 2001.   In the
second quarter, we realized only a small portion of the substantial cost savings that are expected to accrue from our restructuring plan. We continue to estimate that the annualized improvement in operating income from our restructuring plan will exceed $6 million and that we also will achieve approximately $1 million in annual interest savings. Our goal remains to complete this restructuring by the end of fiscal 2000. "

During the second quarter the Company completed the closure of its point of purchase (POP) business unit and substantially accomplished the major steps of its restructuring program. The Company recorded an after-tax restructuring charge of $10.0 million, or $1.11 per share, for the second quarter consisting primarily of write-off and closure costs from the point of purchase business and severance-related charges. Since restructuring charges can be recognized only as actions actually occur, the Company anticipates some additional - but much smaller - charges in its fiscal third quarter related to its previously announced integration initiatives.

Second Fiscal Quarter Operating Results - Detailed Review

Net sales for the second quarter rose 21% to $131.4 million. Adjusted for the contribution from Mack and for divested operations, net sales increased 9% for the second quarter from $79.2 million to $86.3 million. The Company continued to experience strong internal sales growth from its specialty packaging, technology solutions, and graphic solutions businesses.

Operating income before restructuring charges increased 58% to $11.0 million from $7.0 million last year and adjusted operating margins improved to 8.4% of sales from 6.4% last year. EBITDA, adjusted for the restructuring charge, totaled $17.1 million compared with $12.0 million a year ago. Strong cash flow from operations, combined with proceeds from the sale of the Company's direct marketing operation, resulted in a reduction in total debt of $16.3 million for the first half, exclusive of debt repaid through securitization of receivables. Total debt was $232.2 million at December 31, 1999.

Income for the second quarter, excluding restructuring charges, totaled $2.7 million, or $0.30 per share, compared with $3.1 million, or $0.39 per share last year. After restructuring charges, the Company recorded a net loss in the second quarter of fiscal 2000 of $7.3 million, or $0.81 per share.

Restructuring and other charges for the second quarter totaled $16.0 million before taxes and $10.0 million after taxes. These included the integration of journal composition operations, the elimination of certain corporate and marketing communications sector administrative costs, completion of the POP business closure, and related exit costs and asset impairments. Of the total pre-tax restructuring charges of $32.6 million for the first fiscal half, non-cash charges comprised approximately $26.9 million. The Company expects additional charges in its fiscal third quarter related to the additional reductions in force in connection with the restructuring plan.

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies, and corporations. Cadmus is the largest provider of production services to scientific, technical and medical journal publishers in the world, the fourth largest publications printer in North America, and a leading national provider of specialty package product and services. Additional information about the Company is available at www.cadmus.com.
                                      ###

      "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) the effective execution of the restructuring plan and the successful integration of recent acquisitions, (2) continuing competitive pricing in the markets in which the Company competes, (3) the gain or loss of significant customers or the decrease in demand from existing customers, (4) the ability of the Company to continue to obtain improved efficiencies and lower overall production costs, (5) changes in the Company's product sales mix, (6) the performance of new management and leadership teams in the Company and its divisions, (7) the impact of industry consolidation among key customers, (8) the ability of the Company to operate profitably and effectively with higher levels of indebtedness, and (9) the ability to retain key employees and managers in light of lower-than-planned incentives and benefits.

               CADMUS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands, except per share data)
                                  (Unaudited)



                                                        Three Months Ended                        Six Months Ended
                                                           December 31,                             December 31,
                                                 -----------------------------            ------------------------------
                                                      1999             1998                    1999              1998
                                                 -----------      ------------            ------------      ------------


Net sales                                        $   131,396      $    108,811            $    256,153      $    208,595
                                                 -----------      ------------            ------------      ------------

Operating expenses:
 Cost of sales                                       102,505            86,983                 201,420           166,018
 Selling and administrative                           17,917            14,871                  35,368            29,495
 Restructuring and other charges                      15,971                --                  32,561                --
                                                 -----------      ------------            ------------      ------------
                                                     136,393           101,854                 269,349           195,513
                                                 -----------      ------------            ------------      ------------

Operating income (loss)                               (4,997)            6,957                 (13,196)           13,082
                                                 -----------      ------------            ------------      ------------

Interest and other expenses:
 Interest                                              5,830             2,064                  11,997             4,207
 Securitization costs                                    411                --                     411                --
 Other, net                                               31              (182)                   (397)             (316)
                                                 -----------      ------------            ------------      ------------
                                                       6,272             1,882                  12,011             3,891
                                                 -----------      ------------            ------------      ------------

Income (loss) before income taxes                    (11,269)            5,075                 (25,207)            9,191

Income tax expense (benefit)                          (4,000)            1,954                  (5,305)            3,539
                                                 -----------      ------------            ------------      ------------

Net income (loss)                                $    (7,269)     $      3,121            $    (19,902)     $      5,652
                                                 ===========      ============            ============      ============


Earnings per share, assuming dilution:
 Net income (loss) per share                     $     (0.81)     $        .39            $      (2.21)     $        .70
                                                 ===========      ============            ============      ============
 Weighted-average common shares
   outstanding                                         9,014             8,046                   9,014             8,126
                                                 ===========      ============            ============      ============




Cash dividends per common share                  $       .05      $        .05            $        .10      $        .10
                                                     =======           =======                 =======           =======

                              SELECTED HIGHLIGHTS
               (In thousands, except per share data and percents)
                                  (Unaudited)

                                                                  Three Months Ended                  Six Months Ended
                                                                     December 31,                        December 31,
                                                     ------------------------------------      -------------------------------

                                                          1999                  1998                1999                 1998
                                                     ------------          -----------         -----------          -----------
Operating data, before restructuring charges:

Operating income                                     $     10,974          $     6,957         $    19,365          $    13,082
Income                                                      2,680                3,121               4,192                5,652
EBITDA*                                                    17,114               11,977              32,654               23,109
Depreciation & amortization expense                         6,171                4,838              12,892                9,711
Percent to net sales:
     Gross profit                                            22.0%                20.1%               21.4%                20.4%
     Selling, general and administrative                     13.6%                13.7%               13.8%                14.1%
      expenses
     Operating income                                         8.4%                 6.4%                7.6%                 6.3%
     EBITDA                                                  13.0%                11.0%               12.7%                11.1%
Earnings per share, assuming dilution                $        .30          $       .39         $       .47          $       .70

* Earnings before interest, taxes, depreciation, amortization and securitization costs

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                                     December 31,                June 30,
                                                                         1999                      1999
                                                                     (unaudited)
                                                                -------------------         ----------------
Assets:
 Cash and cash equivalents                                       $              944         $          5,068
 Accounts receivable, net                                                    67,541                   92,532
 Inventories                                                                 28,313                   30,586
 Other current assets                                                         9,807                   12,072
 Property plant and equipment, net                                          156,000                  173,085
 Other assets, net                                                          194,521                  210,503
                                                                -------------------         ----------------

Total assets                                                     $          457,126         $        523,846
                                                                ===================         ================

Liabilities and shareholders' equity:
 Current liabilities, excluding current debt                                 76,248                   73,292
 Total debt                                                                 232,248                  275,879
 Other long-term liabilities                                                 32,866                   38,142
Shareholders' equity                                                        115,764                  136,533
                                                                -------------------         ----------------

Total liabilities and shareholders' equity                       $          457,126         $        523,846
                                                                ===================         ================